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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

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Name:                                                  Prudential Floating Rate Income Fund

Address of Principal Business Office
   (No. & Street, City, State, Zip Code):              Gateway Center Three, 100 Mulberry Street, Newark,
                                                       New Jersey, 07102-4077

Telephone Number (including area code):                201-367-7521

Name and address of agent for service
  of process:                                          Deborah A. Docs, Esq.
                                                       Gateway Center Three
                                                       100 Mulberry Street
                                                       Newark, New Jersey 07102-4077
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Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 |X| Yes |_| No

            Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 30th day of March, 2000.

                                           PRUDENTIAL FLOATING RATE INCOME FUND


                                           By: /s/  Deborah A. Docs
                                               ---------------------------
                                               Deborah A. Docs
                                               President


Attest: /s/ Marguerite E.H. Morrison
        --------------------------------
        Marguerite E.H. Morrison
        Secretary